NATIONS FUND TRUST


              Appointment of Registered Agent and Registered Office

Nations Fund Trust, a Massachusetts business trust, hereby appoints CT Corporate Systems, located at Two Oliver Street, Boston, Massachusetts 02109, as their registered agent and registered office in the Commonwealth of Massachusetts.




                                                   /s/ Richard H. Blank, Jr.
                                                   -----------------------------
                                                   Richard H. Blank, Jr.
                                                   Secretary and Treasurer


Dated:  April 27, 1999